Exhibit 3.1

ARTICLES OF ORGANIZATION
OF
BAE, LLC

The undersigned hereby forms and establishes a limited liability company under the laws of the State of Missouri.

ARTICLE I

The name of the limited liability company is: BAE, LLC.

ARTICLE II

The purposes for which the limited liability company is organized are:

A. To engage in the business of purchasing and processing agricultural bio mass, including corn and other grains, for the production and sale of ethanol and its byproducts; and

B. The Company has been formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental to this purpose.

ARTICLE III

The address of the limited liability company’s registered agent in Missouri is 1214 Linn Street, Sikeston, MO 63801, and the registered agent in charge thereof at such address is Ms. Teresa E. Steiner.

ARTICLE IV

The management of the limited liability company is vested in one or more managers constituting its Board.

ARTICLE V

The duration of the limited liability company is perpetual.

ARTICLE VI

The name and address of the organizer are Dennis M. Alt, 3500 One Kansas City Place, 1200 Main, Kansas City, MO 64105.

In affirmation thereof, the undersigned, does hereby declare that the facts herein stated are true, and accordingly has signed these Articles this 14th day of July, 2006.

Dennis M. Alt

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